Exhibit No. 10.1

SEPARATION AND RELEASE AGREEMENT:

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the 19th day of September, 2008, by and between, Jeffrey Oscodar (“Employee”) and ZVUE Corporation, and its parents, subsidiaries, and affiliates (collectively referred to herein as the “Company”).

WHEREAS, Employee and the Company are parties to an Employment Agreement dated as of June 26, 2006 (the “Employment Agreement”);

WHEREAS, Employee currently serves as a director, and is employed as the President and Chief Executive Officer of the Company;

WHEREAS, this Agreement governs the terms of Employee’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.  Effective Date of Resignation. Employee acknowledges that, as of the date of this Agreement, he is resigning from all positions with the Company, including his positions as President and Chief Executive Officer and as a director of the Company (the “Resignation Date”). Employee agrees to execute any and all documents as may be reasonably necessary to confirm his resignation from such positions. Employee acknowledges that, as of the date of this Agreement (with the exception of the payments and benefits to be provided to the Employee as set forth in Section 2 below), the Company has paid Employee any and all compensation, salary, bonus or other payments as may be due to him. Employee acknowledges that he is not entitled to any other payments, compensation or benefits from the Company other than as are set forth in Section 2 below). Employee further understands and agrees that, as of the Resignation Date, he is no longer authorized to incur any expenses, obligations, or liabilities on behalf of the Company and that he has submitted for reimbursement any and all expenses incurred for which he seeks reimbursement. The Employee further understands and agrees that, as of the Resignation Date, shall no longer serve as agent of the Company and he is no longer authorized to conduct any business on behalf of the Company or to hold himself out as an officer, employee, agent or representative of the Company. As of the Resignation Date, the Employment Agreement shall terminate, provided, however all provisions of the Employment Agreement that by their terms shall survive termination, including without limitation, Sections 13, 14, 15, and 16 thereof, shall survive such termination and if a specific duration is specified shall continue for the duration set forth.

2.  Severance. As severance, Employee shall receive the following payments and/or benefits and Employee is not entitled to any other payments, salary, bonus, compensation or benefits from the Company except as set forth within this paragraph 2:

(i) The Company shall continue to make available to Employee health benefits as were provided to Employee prior to the Resignation Date through the maximum time period for which COBRA would be available to Employee, which may be satisfied by Company by payment of Employee’s COBRA premium, in an amount consistent with the Company’s portion prior to the Resignation Date, provided Employee must timely elect and otherwise satisfy all COBRA requirements and payment obligations not assumed by Company; and

(ii) The Company shall take all steps necessary, by resolution of its Board of Directors or Compensation Committee (as Administrator of the Plan) and does hereby extend the post termination exercise period of all vested and unvested stock options or restricted stock awards made to Employee pursuant to the Company’s 2003 Stock Option/Stock Issuance Plan or any other plan or award, all such options and awards, whether vested or unvested, to be immediately vested as of the Resignation Date, the exercise price to be revised to be equal to the closing price per share as reported on NASDAQ on the date of this Agreement, and the term thereof to extend for the original term of such awards without regard to any termination date of Employee (for the absence of doubt, Section I.C. (1)(i) of the Plan shall be inapplicable and the options and other awards shall not have the effect of termination of any option three months following termination nor shall stock awards, if any terminate upon termination).

(iii) Until all periods under any statute of limitations applicable to claims which may be able to be asserted against any officer or director in office prior to the date hereof under any federal or state law, rule or regulation, or in any action that may be asserted by any shareholder of Company, against Employee for any actions taken by Employee in any capacity prior to the date hereof, without the prior written consent of Employee, the Company shall continue to maintain in full force and effect naming Employee as a covered person thereunder in such aggregate amount and with such coverage, and subject to such terms and conditions relating to matters such as deductibles, covered claims, allocation, defense cost coverage and similar matters at no less than the current level presently in effect, and with an insurer possessing a rating at least equivalent to that of the present carrier of the Company’s Director’s and Officers Liability Insurance Policy (the Executive and Organization Liability Insurance Policy), at Company’s sole cost and expense. Company shall pay in advance the full annual premium for the policy period to commence on March 6, 2009 and expiring March 6, 2010, with such prepayment to be made no later than November 15, 2008. The Company further agrees to provide Employee, and shall request the Company’s insurer provide Employee, with prompt notice of any change in coverage (including pending or threatened termination of coverage), and agrees that failure to provide such notice not in accordance with this section will constitute a breach of this Agreement. The Company agrees that any breach or threatened breach of the provisions of this paragraph would cause Employee to suffer irreparable harm and shall be entitled to injunctive relief to enforce the provisions of this paragraph.

3.  Releases.

(i)  Company. The Company hereby irrevocably and unconditionally releases the Employee of and from any and all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, which it had, now has or may have against the Employee, as of the date of this Agreement and up to and including the Resignation Date, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter, within the reasonable scope of the Employee’s employment. The Company represents that, as of the date of this Agreement, there are no known claims relating to the Employee and waives the provisions of California Civil Code Section 1542.

(ii)  Employee. Employee irrevocably and unconditionally releases the Company, its predecessors, parents, subsidiaries, and affiliates, and its past and present officers, and directors (collectively, the “Releasees”), of and from any and all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Employee or his predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Releasees, as set forth above, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date of this Agreement (“Claims”). Such release includes, but is not limited to, the violation of any express or implied contract; any federal, state or local laws, restricting an employer’s right to terminate employees, or otherwise regulating employment; workers compensation, wage and hour, or other employee relations statutes, executive orders, ordinance, or regulations, including any rights or claims under Title VII of the Civil Rights Act of 1964, as amended the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, the WARN Act, or any state or local laws covering the same subject matter; tort (including, without limitation, negligent conduct, invasion of privacy and defamation); any federal, state, or local laws providing recourse for retaliation, wrongful discharge, dismissal or other obligations arising out of public policy, physical or personal injury, fraud, negligent misrepresentations, and similar or related claims.

(iii)  The laws referred to in this section include statutes, regulations, other administrative guidance, and common law doctrines. Any and all claims and/or disputes arising out of or relating to any of the foregoing shall be, and are, finally compromised, released and settled.

(iv)  Notwithstanding the foregoing, this release does not include either party’s right to enforce the terms of this Agreement.

(v)  Except to enforce this Agreement, the parties agree that they will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will they seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning the relationship of Employee with the Company and/or the termination thereof with respect to all of the claims released herein arising from the beginning of the world up to and including the date of execution of this Agreement (whether known or unknown and including any continuing effects of any acts or practices prior to the date of execution of this Agreement).

4.  Indemnity. The Company shall to the fullest extent allowed by law indemnify and hold harmless Employee from any and all losses, costs, damages, expenses, claims, or charges (including advancing within 15 days of Employee’s demand reasonable attorneys’ fees and costs) arising out of or in any way connected with Employee’s employment with the Company and Employee having served as an officer and director of the Company for any actions or omissions to act during and within the reasonable scope of his employment in such capacities. This provision applies irrespective of whether insurance covering such losses, costs, damages, expenses, claims, or charges is available. Notwithstanding the foregoing, the Company shall not be obligated to indemnify and hold harmless nor advance any fees or costs in the event of a final non-appealable decision of a court of competent jurisdiction the Employee has committed fraud against the Company or willful misconduct.

5.  Future Cooperation. Employee agrees to fully cooperate with the Company, its financial and legal advisors, in connection with any business matters for which the Employee’s assistance may be required and in any claims, investigations, administrative proceedings or lawsuits which relate to the Company and for which Employee may possess relevant knowledge or information. Any travel and accommodation expenses incurred by the Employee as a result of such cooperation will be reimbursed in accordance with the Company’s standard policies. Neither this Agreement nor any action taken or required by the Company to be taken, may be modified, amended, rescinded or revised by any subsequent action of the Board of Directors of Company or any other action.

6.  Company Information and Property. Employee agrees to return immediately to the Company all Company property and information in his possession including, but not limited to, Company reports, customer lists, supplier lists, consultant lists, formulas, files, manuals, memoranda, computer equipment, access codes, discs, software, and any other Company business information or records, in any form in which they are maintained, including records or information regarding Company customers, suppliers and vendors, and Company products and product development. Company agrees Employee may retain a single archival and confidential copy in order to assist Employee and Company in an orderly transition of duties, and for the purpose of Employee’s continuing cooperation with the Company. Employee further agrees that he will not, in any manner, make use of any Company property and information in any future dealings, business or otherwise. Employee acknowledges that any breach of this section would cause irreparable injury to the Company for which there is no adequate remedy at law and in addition to any remedies that may be available to the Company in the event of a breach or threatened breach of this section by Employee, including monetary damages, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction which would prevent Employee from violating or attempting to violate the provisions of this section of the Agreement. In seeking such an order, any requirement to post a bond or other undertaking shall be waived.

7.  Confidentiality. The parties agree that they will not disclose, directly or indirectly, the underlying facts that led up to this Agreement or the terms or existence of this Agreement except pursuant to a press release that is approved by both Employee and Company, or as otherwise required by law or to such parties attorneys or advisors.

8.  Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its conflicts of law principles.

9.  Arbitration and Venue. Any dispute regarding this Agreement or related to the Employee’s employment with the Company shall be instituted as an arbitration proceeding in San Francisco, California. before and under the rules of the American Arbitration Association, with all costs and expenses, including attorneys’ fees to be paid to the prevailing party, conducted before a single arbitrator. Each party waives any and all rights, under law or in equity, to object or contest the jurisdiction and venue of said tribunal.

10.  Entire Agreement. This Agreement may not be changed or altered, except by a writing signed by both parties. This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties, including the Employment Agreement, except as otherwise provided herein.

If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will insure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

11.  Binding Effect. This Agreement will be deemed binding and effective immediately upon its execution by the Employee; provided, however, that in accordance with the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), Employee’s waiver of ADEA claims under this Agreement is subject to the following: Employee may consider the terms of his waiver of claims under the ADEA for twenty-one (21) days before signing it and may consult legal counsel if Employee so desires. Employee may revoke his waiver of claims under the ADEA within seven (7) days of the day he executes this Agreement. Employee’s waiver of claims under the ADEA will not become effective until the eighth (8th) day following Employee’s signing of this Agreement. Employee may revoke his waiver of ADEA claims under this Agreement by delivering written notice of his revocation, via facsimile and overnight mail, before the end of the seventh (7th) day following Employee’s signing of this Agreement to: Zvue Corporation, 612 Howard Street, San Francisco, CA 94105 (Att: Secretary). In the event that Employee revokes his waiver of ADEA claims under this Agreement prior to the eighth (8th) day after signing it, the remaining portions of this Agreement shall remain in full force in effect, except that the obligation of the Company to provide the payments and benefits set forth in Section 2 of this Agreement shall be null and void. Employee further understands that if Employee does not revoke the ADEA waiver in this Agreement within seven (7) days after signing this Agreement, his waiver of ADEA claims will be final, binding, enforceable, and irrevocable.

EMPLOYEE UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HIS WAIVER OF CLAIMS UNDER THE ADEA, THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

12.  Acknowledgement. Employee acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has been presented with the opportunity to consider it for at least twenty-one (21) days; (c) has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel or has been provided with a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

ZVUE CORPORATION

By: /s/ Ulysses S. Curry
Ulysses S. Curry
Chairman of the Board of Directors

Executed on the 25th day of September, 2008

/s/ Jeffrey Oscodar
Jeffrey Oscodar

Executed on the 25th day of September, 2008